Exhibit 10.1






            Change-in-Control
            Severance Plan for Senior Executives


            X-Rite, Incorporated

            April 1, 2007


















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Contents




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Article 1. Establishment and Term of the Plan                                  1

Article 2. Definitions                                                         2

Article 3. Severance Benefits                                                  5

Article 4. Noncompetition and Confidentiality                                  8

Article 5. Excise Taxes                                                       10

Article 6. Contractual Rights and Legal Remedies                              11

Article 7. Successors                                                         11

Article 8. Miscellaneous                                                      12











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X-Rite, Incorporated
Change-in-Control Severance Plan


Article 1. Establishment and Term of the Plan
      1.1 Establishment of the Plan. X-Rite, Incorporated, a Michigan corporation (the "Company"), hereby establishes a severance plan to be known as the "X-Rite, Incorporated Change-in-Control Severance Plan for Senior Executives" (the "Plan"). The Plan provides severance benefits to certain employees (as identified in Appendix A) of the Company ("Executive" or "Executives") upon certain terminations of employment from the Company.

      The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

      Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.

      1.2 Plan Term. This Plan will commence on April 1, 2007 (the "Effective Date") and shall continue in effect for two full calendar years (through April 1, 2009) (the "Initial Term").

      The Initial Term of this Plan automatically shall be extended for two additional years at the end of the Initial Term, and then again after each successive two-year period thereafter (each such two-year period following the Initial Term a "Successive Period"). However, the Company may terminate this Plan entirely or terminate any individual Executive's participation in the Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving all Executives (or select Executives if terminating select Executives' participation in the Plan) written notice of intent not to renew, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan or the select Executives' participation in this Plan, as the case may be, along with all corresponding rights, duties, and covenants shall automatically expire at the end of the Initial Term or the Successive Period then in progress. Notwithstanding the foregoing, except in the event of an Anticipatory Termination (as defined in Section 3.2), each Executive's participation in the Plan shall terminate automatically upon any termination of his or her employment with the Company occurring prior to a Change in Control of the Company.

      1.3 Change-in-Control Renewal. In the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control. This Plan shall thereafter automatically terminate following the twenty-four (24) month Change in Control renewal period. Further, this Plan shall be assigned to, and shall be assumed by the purchaser or successor of the Company in such Change in Control, as further provided in Article 7 herein.


Article 2. Definitions
      Wherever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      (a) "Plan" means this X-Rite, Incorporated Change-in-Control Severance Plan for Senior Executives.
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      (b)     "Base Salary" means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

      (c) "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      (d) "Board" or "Board of Directors" means the Board of Directors of the Company.

      (e) "Cause" shall mean the occurrence after a Change in Control of the Company of any one or more of the following:

               (i) The Executive's willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Executive's Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his or her duties, and the Executive has failed to remedy the situation within thirty
                      (30) business days of such written notice from the Company;

               (ii) Gross negligence in the performance of the Executive's duties which results in material financial harm to the Company;

               (iii) The Executive's conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Executive at the expense of the Company;

               (iv) The Executive's willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

               (v) The Executive's willful violation of any of the covenants contained in Article 4.

      (f) "Change in Control" shall occur if any of the following events occur:

               (a) The acquisition by any individual, entity, or group (other than the Company, any of its subsidiaries or any employee benefit plan maintained by the Company or any of its subsidiaries) of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities with respect to the election of Directors of the Company;

               (b) The consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the Beneficial Owners of the Company immediately prior to the consummation of the Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities of the entity resulting from the Corporate Transaction; or

               (c)    The individuals who, as of the Effective Date, constitute

                      the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a Director of the Company subsequent to the Effective Date, whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided

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                      further, that any individual who was initially elected as
                      a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board.

      (g) "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

      (h) "Committee" means the Compensation Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Plan.

      (i) "Company" means X-Rite, Incorporated, a Michigan corporation, and any successor thereto as provided in Article 7 herein.

      (j) "Disability" or "Disabled" shall have the meaning ascribed to such term in the Company's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

      (k) "Effective Date of Termination" means the date on which a Qualifying Termination occurs, as provided in Section 3.2 herein, which triggers the payment of Severance Benefits hereunder.

      (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      (m) "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

               (i) A material reduction of the Executive's authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity such as a change in reporting relationship or title shall not be sufficient to constitute Good Reason;

               (ii) The Company's requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on the Company's business to an extent substantially consistent with the Executive's then present business travel obligations;

               (iii) A reduction by the Company of the Executive's Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time, in excess of ten percent (10%); or

               (iv)   The failure of the Company to continue in effect, or the
                      failure to continue the Executive's participation on substantially the same basis in, any of the Company's short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates prior to the Change in Control of the Company unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; provided, however, that a decrease in the Executive's Target Annual Total Compensation in excess of ten percent (10%) shall constitute Good Reason.
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              Unless the Executive becomes Disabled, the Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

      (n) "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      (o) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

      (p)     "Qualifying Termination" means any of the events described in
              Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

      (q)     "Severance Benefits" mean the severance benefits as provided in
              Section 3.3(a) through 3.3(f) herein.

      (r)     "Target Annual Total Compensation" shall mean the sum of all elements of the Executive's pay and benefits including the Executive's Base Salary, target annual short-term incentives, target annualized long-term incentive grants, employee benefits and retirement plans. For purposes of measuring target annualized long-term incentive grant, the awards shall be measured on their date of grant using reasonable assumptions, including, but not limited to, fair value principles such as those identified in Statement of Financial Accounting Standards No. 123, Share-Based Payment; the value of such awards shall be annualized over the frequency of their grant. In the case of employee benefit and retirement plans, the annual value of such plans shall be measured using reasonable assumptions (including reasonable actuarial assumptions as necessary).


Article 3. Severance Benefits
      3.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 3.3 herein, if during the term of this Plan there has been a Change in Control of the Company and if, within twenty-four (24) calendar months immediately thereafter, the Executive's employment with the Company shall end for any reason specified in Section 3.2 herein as being a Qualifying Termination. The Severance Benefits described in Section 3.3(a), 3.3(b), 3.3(c), and 3.3(d), (and Section 3.3(f) if applicable) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but, in no event later than thirty (30) calendar days from such date; provided, however, that if it is determined that Section 8.7 of this plan is applicable, the timing of such payments shall be as provided in Section 8.7.

      3.2 Qualifying Termination. The occurrence of any one or more of the following events (a "Qualifying Termination") within twenty-four (24) calendar months immediately following a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Section 3.3 herein:

              (a) The Company's termination of the Executive's employment without Cause; or

              (b) The Executive's termination of employment for Good Reason.

      A Qualifying Termination shall also include a termination by the Company within six (6) months prior to a Change in Control if such termination occurs at the request of any party involved in, or otherwise in connection with or in anticipation of, the Change in Control transaction (an "Anticipatory Termination"); in such event, the date of the Qualifying Termination shall be deemed to be the date of the Change in Control. A Qualifying Termination shall not include a termination of the Executive's employment within twenty-four (24)

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calendar months after a Change in Control by reason of death, Disability, the
Executive's voluntary termination without Good Reason, or the Company's termination of the Executive's employment for Cause.

      3.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits as provided in Sections 3.1 and
3.2 herein, the Company shall, in lieu of and to the exclusion of any severance pay and benefits payable by the Company under the Executive's Employment Agreement with the Company, pay to the Executive and provide the Executive with the following:

              (a) A lump-sum cash amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

              (b) Any amount payable to the Executive under the annual short-term incentive plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

              (c) A lump-sum cash amount equal to the sum of: (i) two (2) multiplied by the Executive's annual rate of Base Salary in effect upon the Effective Date of Termination or, if greater, by the Executive's annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control plus (ii) two (2) multiplied by the Executive's then current target incentive opportunity based on ("Target Incentive Opportunity") established under the annual short-term incentive plan in effect for the plan year in which the Executive's Qualifying Termination occurs or, if greater, the Executive's Target Incentive Opportunity in effect prior to the occurrence of the Change in Control.

              (d) A lump-sum cash amount equal to the greater of: (i) the Executive's then-current Target Incentive Opportunity established under the annual short-term incentive plan for the plan year in which the Executive's Qualifying Termination occurs; or (ii) the Executive's Target Incentive Opportunity in effect prior to the occurrence of the Change in Control, in each case as adjusted on a pro rata basis based on the number of whole months the Executive was actually employed during such plan year. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

               (e) Unless otherwise provided in a plan document, award agreement, or otherwise, all outstanding equity-based long-term incentive vehicles, including but not limited to stock options, stock appreciation rights, restricted stock, or restricted stock units ("Equity Awards") shall become immediately vested in full upon a Qualifying Termination. In the event such Equity Awards would not otherwise vest solely by the continued employment of the Executive ("Performance Vesting Equity Awards"), such Performance Vesting Awards shall vest at the time of the Change in Control. The number of shares that shall vest shall be determined as if a target level of performance had been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the Change in Control.

              (f) Subject to clauses (i) and (ii) below, Company shall provide, at the exact same cost to the Executive, and at the same coverage level as in effect as of the Effective Date of Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive's (and the Executive's eligible dependents') health insurance coverage for twenty-four (24) months from the Effective Date of Termination. The applicable Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), health insurance benefit continuation period shall begin coincident with the beginning of this twenty-four (24) month benefit continuation period.

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                           (i) If the Executive becomes covered under the health
                           insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive's eligible dependents, this health insurance benefit coverage by the Company shall be discontinued prior to the end of the twenty-four (24) month continuation period. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

                           (ii) If, as of the Effective Date of Termination, the provision to the Executive of the health insurance coverage described in this Section 3.3(f) would either (1) violate the terms of the health insurance plan (or any other related insurance policies), (2) violate any of the Code's nondiscrimination requirements applicable to the health insurance coverage, or (3) trigger tax penalty under Code
                           Section 409A, then the Company, in its sole discretion, may elect to pay the Executive, in lieu of the health insurance coverage described under this
                           Section 3.3(f), a lump sum cash payment equal to the total monthly premiums (or in the case of a self funded plan, the cost of COBRA continuation coverage) that would have been paid by the Company for the Executive under the health insurance plan from the date of termination through the second anniversary of such date.

                     In the event that any health insurance coverage provided under this Section 3.3(f) is subject to federal, state, or local income or employment taxes, or in the event that a lump sum payment is made in lieu of health insurance coverage under Section 3.3(f)(ii), Company shall provide the Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax free basis or retains a cash amount equal to the health insurance cash payments provided pursuant to Section 3.3(f)(ii).

      3.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive's employment with the Company is terminated due to Disability, the Company shall, in lieu of and to the exclusion of any amounts payable by the Company under the Executive's Employment Agreement with the Company in such event, pay the Executive all amounts described in Section 3.3(a) and (b) herein through the Effective Date of Termination. All other benefits due Executive shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect.

      3.5 Termination Due to Death. Following a Change in Control, if the Executive's employment with the Company is terminated by reason of death, the Company shall, in lieu of and to the exclusion of any amounts payable by the Company under the Executive's Employment Agreement with the Company in such event, pay the Executive's estate all amounts described in Section 3.3(a) and
(b) herein through the Effective Date of Termination. All other benefits due Executive shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs then in effect.

      3.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive's employment with the Company is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall, in lieu of and to the exclusion of any amounts payable by the Company under the Executive's Employment Agreement with the Company in either such event, pay the Executive all amounts described in Section 3.3(a) and (b) herein through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Plan.

      3.7 Notice of Termination. Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.


Article 4. Noncompetition and Confidentiality

          During the term of this Plan, the following shall apply:
      (a) Noncompetition; Nonsolicitation. During the term of this Plan and for a period of twenty-four (24) months after the Effective Date of Termination, the Executive shall not: (i) participate directly or indirectly, in the ownership, management, financing or control of any business which is, or is about to become, a competitor of the Company or its subsidiaries; (ii) provide consulting services or serve as an officer or director for any such business; or
              (iii) solicit for employment or other services or employ or engage as a consultant or otherwise any person who is or was an employee of the Company, or encourage or facilitate any person who is or was an employee of the Company to terminate his or her employment with the Company. Notwithstanding the foregoing, the Executive shall not be prohibited from owning stock of any corporation whose shares are publicly traded so long as that ownership is in no case more than five percent (5%) of such shares of the corporation. The time period for the restrictions set forth in this Section shall be extended by the number of days in which the Executive is in breach of such restrictions. In the event of a violation of this Section 4(a), the Company retains all rights to seek monetary damages against the Executive or to seek other equitable remedies against the Executive.

      (b) Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently, and the Executive shall not, at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive's employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

              For purposes of this Plan, "Protected Information" means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

      (d) Cooperation. The Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to the Executive's employment by the Company or any of its subsidiaries.

      (e) Non-Disparagement and Non-Interference. At all times, the Executive agrees not to disparage, criticize, condemn, or impugn the Company, its related and affiliated companies, their products nor its or their former or current owners, directors, officers, employees, agents, insurers, and representatives. The Company covenants and agrees not to disparage, criticize, condemn, or impugn the Executive or his or her service for the Company. The Executive also agrees that he or she will not directly or indirectly interfere with or adversely affect, the Company's business relationships, reputation, contracts, pricing or other relationships that the Company has with its former, current, or prospective customers, suppliers, clients, employees, businesses, financial institutions, shareholders, or others persons or entities with whom the Company interacts or relates.


Article 5. Excise Taxes
      5.1 Excise Tax Gross-Up Payment. If the Executive becomes entitled to Severance Benefits under this Plan, or benefits under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), and all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section
5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the appropriate taxing agency; provided, however, that the Gross-Up Payment shall only be made by the Company if the Executive's Total Payments result in the Executive receiving total "parachute payments," within the meaning of Section 280G(b)(2) of the Code, which equal at least one hundred ten percent (110%) of the amount the Executive would be entitled to receive without becoming subject to the Excise Tax under the Code ("Maximum Amount"). If the Executive's Total Payments would result in less than one hundred ten percent (110%) of the Maximum Amount, the Executive's Total Payments shall be capped at the Maximum Amount that may be paid without incurring Excise Tax. If the Total Payments become subject to the cap described above, the amount due to the Executive under Section 3.3(c) shall be reduced initially; thereafter, the Committee shall determine how the Total Payments subject to the cap shall be paid.

      5.2 Tax Computation. In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors. All calculations for purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax will be made in accordance with applicable rules and regulations under Section 280G of the Code in effect at the relevant time.

      For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts the computation of the Company so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as reasonably determined by the Committee.

      If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 5, the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company's complying with the requirements of this Section 5.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

Article 6. Contractual Rights and Legal Remedies
      6.1 Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand.

      The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 3.3(f) herein.

      6.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

      6.3 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

      6.4 Legal Fees and Expenses. The Company shall pay all reasonable legal fees, costs of litigation, costs of arbitration, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company's refusal to provide the benefits to which the Executive becomes entitled under this Plan, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that if the court (or arbitration panel, as applicable) determines that the Executive's claims were arbitrary and capricious, the Company shall have no obligation hereunder.

Article 7. Successors
      7.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Plan.

      7.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Article 8. Miscellaneous
      8.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. Except to the extent modified or supplemented hereby, the Employment Agreement between the Executive and the Company shall remain in full force and effect notwithstanding the Executive's participation in this Plan.

      8.2 Entire Plan. This Plan contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Plan in the event of the Executive's termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

      8.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

      8.4 Conflicting Plans. This Plan completely supersedes any and all prior change-in-control agreements or understandings, oral or written, entered into by and between the Company and the Executive, with respect to the subject matter hereof, and all amendments thereto, in their entirety. Further, the Executive hereby represents and warrants to the Company that his or her entering into this Plan, and the obligations and duties undertaken by him or her hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he or she is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Plan.

      8.5 Includable Compensation. Severance Benefits provided hereunder shall not be considered "includable compensation" for purposes of determining the Executive's benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

      8.6 Tax Withholding. The Company shall withhold from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.

      8.7 Internal Revenue Code Section 409A. The Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of Severance Benefits if it is determined that the timing would subject the Severance Benefits to the additional tax and/or interest assessed under Code
Section 409A. In such event, such payments shall occur as soon as practicable without causing such payment to trigger tax penalty under Code Section 409A.

      8.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The captions of this Plan are not part of the provisions hereof and shall have no force and effect.

      Notwithstanding any other provisions of this Plan to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

      8.9 Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by each and every Executive then covered by the Plan and by a member of the Committee, or by the respective parties' legal representatives or successors.

      8.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine and any feminine term used herein shall include the masculine; the plural shall include the singular and the singular shall include the plural.

      8.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of Michigan shall be the controlling law in all matters relating to this Plan without giving effect to principles of conflicts of laws.

         IN WITNESS WHEREOF, the Company has duly executed this Plan on this 1st day of April, 2007.


X-RITE, INCORPORATED



/s/Thomas J. Vacchiano, Jr.
---------------------------
By: Thomas J. Vacchiano, Jr.
President and Chief Executive Officer